Exhibit (h)(3)

FUND ACCOUNTING AND ADMINISTRATION SERVICES

ASSIGNMENT AGREEMENT

This Fund Accounting and Administration Services Assignment Agreement (the “Assignment Agreement”) made this 19th day of October, 2011, by and between Stone Harbor Investment Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS are party to a Fund Accounting and Administration Services Agreement dated June 21, 2007, as amended, attached hereto as Exhibit A and incorporated herein by reference (the “Administration Agreement”) whereby the Trust retained ALPS to provide certain administrative, bookkeeping and pricing services to the Trust;

WHEREAS, on July 19, 2011, ALPS Holdings, Inc. (“ALPS Holdings”) entered into a merger agreement providing for the acquisition (the “Acquisition”) of ALPS Holdings by DST Systems, Inc. (“DST”); if the merger contemplated by the Acquisition is completed, ALPS Holdings will become a wholly owned subsidiary of DST, a publicly traded company; ALPS is a wholly owned subsidiary of ALPS Holdings;

WHEREAS, the closing of the Acquisition may result in an “assignment” of the Administration Agreement by ALPS under Section 14 of the Administration Agreement, requiring the Trust’s prior written consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained:

1. The Trust hereby consents to the assignment by ALPS of the Administration Agreement effective as of the close of the Acquisition.

2. Except as specifically set forth herein, all other provisions of the Administration Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Administration Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.		STONE HARBOR INVESTMENT FUNDS

By:	/s/ Jeremy O. May	By:	/s/ Adam J. Shapiro
Name:	Jeremy O. May	Name:	Adam J. Shapiro
Title:	President	Title:	Secretary

EXHIBIT A

Administration Agreement